Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of FlexShopper, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dvorkin Howard

By:	/s/ Howard S. Dvorkin
Howard S. Dvorkin
Date:	02/06/2025

NRNS Capital Holdings, LLC

By:	/s/ Howard S. Dvorkin
Howard S. Dvorkin, Manager
Date:	02/06/2025

Beta Investment Group, Inc.

By:	/s/ Howard S. Dvorkin
Howard S. Dvorkin, President
Date:	02/06/2025

PITA Holdings, LLC

By:	/s/ Howard S. Dvorkin
Howard S. Dvorkin, President of Beta Investment Group, Inc., its Manager
Date:	02/06/2025